EXHIBIT 4.5

DEPOSIT AGREEMENT

This DEPOSIT AGREEMENT (this “Agreement”), dated as of April 15, 2003, is by and among DAN RIVER INC., a Georgia corporation (the “Company”), HSBC BANK USA, a New York banking corporation and trust company, as trustee under the Indenture (as defined below) (together with any successor appointed in accordance with the provisions of the Indenture, the “Trustee”), and FIRST AMERICAN TITLE INSURANCE COMPANY, as agent (together with any successor appointed in accordance with Section 14 hereof, the “Agent”).

WITNESSETH :

WHEREAS, the Company is party to that certain indenture, dated as of April 15, 2003 attached hereto as Exhibit A (as such agreement may be amended, supplemented, renewed or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”; capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture), by and among the Company, the Guarantors party thereto from time to time (the “Guarantors”), and HSBC Bank USA, as Trustee, pursuant to which the Company has issued its 12-3/4% Senior Notes due 2009 (together with any registered exchange notes issued in exchange therefor and any additional notes issued thereunder from time to time, the “Senior Notes”); and

WHEREAS,

simultaneously with the execution and delivery of this Agreement, the Company shall deposit or cause to be deposited with the Agent the documents, certificates and instruments set forth on Schedule 1 to this Agreement (the “Initial Collateral Documents”) to be held in trust by the Agent and distributed, filed and recorded in accordance with the provisions hereof; and

WHEREAS, from time to time during the term of this Agreement, subject to the provisions of the Intercreditor Agreement (as hereinafter defined) the Company and its Subsidiaries may deposit (or cause to be deposited) into trust with the Agent additional documents, certificates and instruments in accordance with the requirements of Section 11.2(a) of the Indenture;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Appointment of Agent. Each of the Company and the Trustee hereby appoints the Agent as Agent in accordance with the terms and conditions and for the purposes set forth herein, and the Agent hereby accepts such appointment from and after the date of this Agreement until the date of termination hereof in accordance with Section 4 hereof. The Agent shall act as agent hereunder for the benefit of the Trustee, who is in turn acting for the benefit of the holders from time to time of the Senior Notes (the “Noteholders”), in accordance with the provisions of this Agreement.

2. Establishment of Trust; Additional Collateral Documents.

(a) Simultaneously with the execution and delivery of this Agreement, the Company is depositing or causing to be deposited into trust with the Agent the Initial Collateral Documents, each of which has been executed and acknowledged by the parties thereto, and, as to such Initial Collateral Documents that are Mortgages, each of which the Company represents is in recordable form. The Agent hereby acknowledges receipt of the Initial Collateral Documents.

(b) The Agent shall accept additional documents, certificates or instruments deposited into trust by the Company from time to time in accordance with the provisions of Section 11.2(a) of the Indenture and accompanied by notice substantially in the form attached hereto as Exhibit B so long as written notice of such delivery is simultaneously given by the Company to the Trustee (any such document, certificate or instrument, an “Additional Collateral Document” and, together with the Initial Collateral Documents, the “Collateral Documents”). The Agent shall acknowledge to the Company and the Trustee in writing its receipt of such Additional Collateral Documents at the time of deposit thereof.

3. Release of Collateral Documents; Obligation of Company To Pay Fees and Expenses.

(a) The Agent is irrevocably directed to hold the Collateral Documents in trust for the benefit of the Trustee, who is in turn acting for the benefit of the Noteholders, and to release and file, register or record (or cause to be filed, registered or recorded) such Collateral Documents, at the sole expense of the Company, in the governmental office in the Specified Jurisdictions (as hereinafter defined), in each case as promptly as practicable following receipt by the Agent of the Filing Fees pursuant to paragraph (c) of this Section 3 and of notification from the Trustee substantially in the form attached hereto as Exhibit C (the “Lien Attachment Notice”) (but in no event later than five Business Days thereafter). If any Collateral Document is not accepted for filing, registration or recording in any jurisdiction, the Agent shall, as promptly as practicable, notify the Company and the Trustee in writing of such event and the reason (if known) therefor. “Specified Jurisdictions” means the following: (i) the jurisdiction specifed for each Initial Collateral Document in Schedule 1 (other than those the Agent and the Trustee shall have been advised are no longer applicable in accordance with Section 11.2(a) of the Indenture), (ii) any jurisdictions of which the Agent and the Trustee shall have been notified by the Company in accordance with Section 11.2(a) of the Indenture and (iii) any jurisdictions specified in any Opinion of Counsel delivered pursuant to Section 11.2(b)(iii) of the Indenture.

(b) In connection with the filing, registration or recordation provided for in paragraph (a) of this Section 3, the Agent shall

(i) prior to filing, registration or recordation, (A) enter the Lien Attachment Date in Section 2 of each Mortgage as the “Effective Date” specified therein, and date each other Collateral Document required to be dated with the Lien Attachment Date, and (B) enter any amounts calculated pursuant to clause (ii) below and specifically referenced in any Mortgage; and

(ii) prior to filing, registration or recordation, calculate the Filing Fees (as hereinafter defined) in accordance with the allocations applicable to the security documents relating to the Senior Credit Agreement; provided that upon the occurrence of the First Priority Date, the Filing Fees shall be calculated in accordance with the good faith determination of an Officer of the Company, with any determinations of fair market value made in accordance with the terms of the Indenture.

(c) Simultaneously with the delivery by the Trustee to the Agent of the Lien Attachment Notice, the Company shall deliver (or cause to be delivered) to the Agent by wire transfer an amount in immediately available funds equal to the requisite filing fees or taxes, recording fees or taxes, intangibles taxes, indebtedness taxes and other fees, taxes or other expenses necessary to be paid to permit the Agent to perform the duties required by paragraphs (a) and (b) of this Section 3 (together, the “Filing Fees”), including without limitation the fees, taxes and other expenses specified in any Opinion of Counsel delivered pursuant to Section 11.2(b)(iii) of the Indenture.

(d) As promptly as reasonably practicable following the filing or recordation of the Collateral Documents as provided in paragraph (a) above, the Agent shall deliver or cause to be delivered to the Trustee and to the Company a copy set of the fully executed and filed or recorded Collateral Documents, together with evidence of such filing or recordation.

(e) As promptly as reasonably practicable following receipt by it of the joint written instruction of the Company and the Trustee, the Agent shall deliver to the Company any Collateral Document held by the Agent that has not theretofore been recorded or filed, as applicable, and the Agent’s obligations with respect to any such Collateral Document shall then terminate. The Trustee shall join in any such instruction proposed by the Company if (i) a replacement or substitute Collateral Document covering the same Collateral has theretofore been deposited with the Agent for filing, registering or recording in the same jurisdiction or (ii) such Collateral Document would no longer be required to be filed, registered or recorded in a given jurisdiction to enable the Company or any Restricted Subsidiary to comply with its obligations under Article XI of the Indenture (as, for example, if the Collateral covered by such Collateral Document had been sold or disposed of in accordance with the Indenture or if the grantor of such Collateral had ceased to be “located” (within the meaning of Article 9 of the Uniform Commercial Code) in such jurisdiction).

(f) If this Agreement is terminated in accordance with Section 4(b) hereof, the Agent shall release all Collateral Documents held in trust by it on such date to the Company.

(g) Notwithstanding anything to the contrary contained in this Agreement, the Agent shall have no liability in the event any Collateral Document is not accepted for recordation or filing, as the case may be, by reason of (i) the Company’s failure to perform its obligations under Section 3(c) hereof, or (ii) the recording officer’s determination that such Collateral Document is not in recordable form or other rejections of such Collateral Document for recordation or filing, as the case may be; provided that nothing in this Agreement shall limit or qualify any title insurance policy delivered by the Agent.

4. Termination. This Agreement shall terminate upon the earlier to occur of (a) release of all Collateral Documents and other items described in Section 3(a) hereof pursuant to the terms hereof and satisfaction of all the other requirements set forth in Section 3 hereof, and (b) 12:01 a.m. on the Business Day after the sixth anniversary of the date of this Agreement (except as to the obligations of the Agent in Section 3(f) hereof).

5. Exculpation and Indemnification of the Agent.

(a) The Agent shall have no duties or responsibilities other than those expressly set forth herein. The Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or (except as expressly provided herein) to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. The Agent shall be under no liability to the parties hereto or to anyone else by reason of any failure on the part of any party hereto (other than the Agent) or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except as otherwise specifically provided for herein, the Agent shall not be obligated to recognize any agreement between any or all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

(b) The Agent shall not be liable to the parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, unless arising as a result of the gross negligence, willful misconduct or bad faith of the Agent. The Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Agent to be genuine and to be signed or presented by the proper person or persons, and the Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed by all parties hereto (other than the Agent) and, if the duties or rights of the Agent are affected, unless it shall give its prior written consent thereto.

(c) The Agent shall be indemnified and held harmless by the Company from and against any and all expense (including, without limitation, all disbursements and the reasonable fees and disbursements of its counsel and any liability for taxes and for any penalties in respect of taxes) or loss suffered by the Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Agent hereunder or the property held by it hereunder, unless it shall then have been judicially determined that such claim or demand arises out of the gross negligence, willful misconduct or bad faith of the Agent. Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any action, suit or proceeding relating to the performance of this Agreement, the Agent shall notify the Company thereof in writing; but the failure by the Agent to give such notice shall not relieve the Company from any liability which it may have to the Agent hereunder. For the purposes hereof, the term “expense or loss” shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Agent and the Company, and all costs and expenses, including, but not limited to, counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

6. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Indenture to the following addresses (or such additional or different addresses as may be designated by the Company or the Trustee in accordance with Section 14.2 of the Indenture):

(a) If to the Company:

Dan River Inc.

2291 Memorial Drive

Danville, Virginia 24541

Attention: Chief Financial Officer

Tel: (434) 799-7000

Fax: (434) 799-7699

With a copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

Attention: Mary A. Bernard, Esq.

Tel: (212) 556-2175

Fax: (212) 556-2222

(b) If to the Trustee:

HSBC Bank USA

452 Fifth Avenue

New York, New York 10018

Attention: Issuer Services

Tel: (212) 525-1316

Fax: (212) 525-1300

With a copy to:

Winston & Strawn

200 Park Avenue

New York, NY 10166

Attention: Jeffrey Elkin, Esq.

Tel: (212) 294-6711

Fax: (212) 294-4700

(c) If to the Agent:

First American Title Insurance Company

633 Third Avenue

New York, New York 10017-6706

Attention: Christopher Burdick, Vice President

                   and National Counsel

Tel: (800) 437-1234 x1627

Fax: (212) 331-1514

7. Counterparts. This Agreement may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement. This Agreement may be authenticated by manual signature, facsimile or, if approved in writing by the Trustee, electronic means, all of which shall be equally valid.

8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9. Governing Law. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, PROVIDED THAT THE PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, CITY OF NEW YORK. EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURIS-

DICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 6 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

10. Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT DISPUTES ARISING HEREUNDER OR RELATING HERETO BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE TRUSTEE, THE HOLDERS, AND THE GRANTORS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

11. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

12. Miscellaneous. This Agreement (a) is not intended to confer upon any other person any rights or remedies hereunder, and (b) except as specifically set forth herein, is not intended to limit in any manner whatsoever the rights, remedies or options otherwise available to the parties hereto.

13. Fees of the Agent. Promptly following execution and delivery of this Agreement, the Company shall wire transfer to the Agent the initial sum of $5,000 in consideration of and payment for the Agent’s obligations and duties hereunder. The Company shall wire transfer to the agent the sum of $1,500 on or prior to each anniversary of the date of this Agreement in further consideration of and payment for the Agent’s obligations and duties hereunder. It is understood and agreed that such payment is entirely separate and apart from the Company’s obligations under Section 3(c) hereof.

14. Replacement of Agent. A resignation or removal of the Agent and appointment of a successor Agent shall become effective only upon the successor Agent’s acceptance of appointment as provided in this Section 14.

The Agent may resign in writing at any time and be discharged by so notifying the Company. The Company may remove the Agent if:

(a) the Agent is adjudged a bankruptcy or an insolvent or an order for relief is entered with respect to the Agent under any Bankruptcy Law;

(b) a custodian, receiver or public officer takes charge of the Agent or its property for the purpose of rehabilitation, conversion or liquidation; or

(c) the Agent becomes incapable of acting.

If the Agent resigns or is removed or if an vacancy exists in the office of Agent for any reason, the Company shall promptly appoint a successor, which shall be a title company reasonably acceptable to the Trustee.

If a successor Agent does not take office within 30 days after the retiring Agent resigns or is removed, the retiring Agent, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Agent.

A successor Agent shall deliver a written acceptance of its appointment to the retiring Agent and to the Company. Thereupon, the resignation or removal of the retiring Agent shall become effective, and the successor Agent shall have all the rights, powers and duties of the Agent under this Agreement. The Company shall mail a notice of its succession to the Trustee. The retiring Agent shall promptly transfer all Collateral Documents held by it as Agent to the successor Agent; provided all sums owing to the Agent hereunder have been paid and provided for in Section 13 hereof. Notwithstanding replacement of the Agent pursuant to this Section 14, the Company’s obligations under Section 5 hereof shall continue for the benefit of the retiring Agent.

15. Successor Agent by Merger, Etc. If the Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation that meets the requirements set forth in Section 14 hereof, the successor corporation without any further act shall be the successor Agent.

16. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the exercise of any right or remedy by the Trustee hereunder shall be subject to the provisions of the Intercreditor Agreement, dated as of April 15, 2003 (the “Intercreditor Agreement”), by and among Deutsche Bank Trust Company Americas, as the initial Senior Agent thereunder, the Trustee and Dan River Inc. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

DAN RIVER INC.

By:	/S/ DENISE LAUSSADE
Name: Denise Laussade Title: Vice President, Finance

HSBC BANK USA, as Trustee

By:	/S/ FRANK GODINO
Name: Frank Godino Title: Vice President

FIRST AMERICAN TITLE INSURANCE COMPANY, as Agent

By:	/S/ STEPHEN TURK
Name: Stephen Turk Title: Authorized Signatory

S-1

SCHEDULE 1

INITIAL COLLATERAL DOCUMENTS

Document		Jurisdiction
Deed to Secure Debt for	Fort Valley: Fort Valley Plant, Highway 341, 31030	Peach County, Georgia

Fixture Filing for	Fort Valley: Fort Valley Plant, Highway 341, 31030	Peach County, Georgia

Deed to Secure Debt for	Julietta: Camellia Plant and Camellia Distribution Center, 105 Camellia Plant Rd., 31046	Monroe County, Georgia

Fixture Filing for	Julietta: Camellia Plant and Camellia Distribution Center, 105 Camellia Plant Rd., 31046	Monroe County, Georgia

Deed to Secure Debt for	Porterdale: Porterdale Plant, 1 Osmundy St., 30070	Newton County, Georgia

Fixture Filing for	Porterdale: Porterdale Plant, 1 Osmundy St., 30070	Newton County, Georgia

Deed of Trust for	Danville: Big Sale Warehouse, 1750 S. Main St., 24541	Caswell County, North Carolina

Fixture Filing for	Danville: Big Sale Warehouse, 1750 S. Main St., 24541	Caswell County, North Carolina

Deed of Trust for	Harris: Harris Plant, 1843 Jack McKinney Rd., 28139	Rutherford County, North Carolina

Fixture Filing for	Harris: Harris Plant, 1843 Jack McKinney Rd., 28139	Rutherford County, North Carolina

Deed of Trust for	Morven: Glenn Plant Highway 52 South, 28119	Anson County, North Carolina

Fixture Filing for	Morven: Glenn Plant Highway 52 South, 28119	Anson County, North Carolina

Deed of Trust for	Greenville: White Horse Plant, 2721 White Horse Rd., 29611	Greenville County, South Carolina

Fixture Filing for	Greenville: White Horse Plant, 2721 White Horse Rd., 29611	Greenville County, South Carolina

Sch. 1-1

Document		Jurisdiction
Leasehold Deed of Trust for	Sevierville: Sevierville Plant, 730 Middle Creek Rd., 37862 *This is a leased facility.	Sevier County, Tennessee

Fixture Filing for	Sevierville: Sevierville Plant, 730 Middle Creek Rd., 37862 *This is a leased facility	Sevier County, Tennessee

Deed of Trust for	Brookneal: Brookneal Plant #1, 813 Lynchberg Ave., 24528 and Brookneal Plant #2, 103 Booker Rd., 24528	Campbell County, Virginia

Fixture Filing for	Brookneal: Brookneal Plant #1, 813 Lynchberg Ave., 24528 and Brookneal Plant #2, 103 Booker Rd., 24528	Campbell County, Virginia

Deed of Trust for	Danville: Big Sale Warehouse, 1750 S. Main St., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Big Sale Warehouse, 1750 S. Main St., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Executive Office, 2291 Memorial Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Executive Office, 2291 Memorial Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Garage, 2505 Riverside Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Garage, 2505 Riverside Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Graphics Building, Riverpointe, 203 Stinson Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Graphics Building, Riverpointe, 203 Stinson Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Hylton Hall, 700 Lanier Ave., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Hylton Hall, 700 Lanier Ave., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Offray Plant (and warehouse), 255 Stinson Dr., 24541	City of Danville, Virginia

Sch. 1-2

Document		Jurisdiction
Fixture Filing for	Danville: Offray Plant (and warehouse), 255 Stinson Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Piedmont Plant, 922 Memorial Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Piedmont Plant, 922 Memorial Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Research Building, 109 Main St., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Research Building, 109 Main St., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Riverpointe Accessory Plant, 201 Stinson Dr., 24541 and Riverpointe Distribution Center, 202 Stinson Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Riverpointe Accessory Plant, 201 Stinson Dr., 24541 and Riverpointe Distribution Center, 202 Stinson Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Riverside Complex, Danville, 424 Memorial Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Riverside Complex, Danville, 424 Memorial Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Riverview Inn, 1 Country Club Dr., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Riverview Inn, 1 Country Club Dr., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Schoolfield Recreation Center, 817 West Main St., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Schoolfield Recreation Center, 817 West Main St., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Schoolfield Complex, 1001 West Main St., 24541	City of Danville, Virginia

Fixture Filing for	Danville: Schoolfield Complex, 1001 West Main St., 24541	City of Danville, Virginia

Deed of Trust for	Danville: Main Office Building, 115 Dan River Rd., 24541	City of Danville, Virginia

Sch. 1-3

Document		Jurisdiction
Fixture Filing for	Danville: Main Office Building, 115 Dan River Rd., 24541	City of Danville, Virginia

UCC-1 Financing Statement by Dan River Inc., as debtor, in favor of HSBC Bank USA, as secured party		Fulton County, Georgia

Sch. 1-4

EXHIBIT A

INDENTURE

EXHIBIT B

FORM OF NOTICE OF DELIVERY OF

ADDITIONAL COLLATERAL DOCUMENTS

First American Title Insurance Company

633 Third Avenue

New York, New York 10017-6706

Attention: Christopher Burdick, Vice President and

                    National Counsel

Ladies and Gentlemen:

The undersigned, Dan River Inc., a Georgia corporation (the “Company”), refers to the Deposit Agreement (as in effect from time to time, the “Deposit Agreement”), dated as of April 15, 2003, among the Company, FIRST AMERICAN TITLE INSURANCE COMPANY, as agent (the “Agent”), and HSBC Bank USA, a New York banking corporation and trust company (the “Trustee”). Capitalized terms used but not defined in this Notice have the meanings assigned to them in the Indenture dated as of April 15, 2003 (as such agreement may be amended, supplemented, renewed or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”), by and among the Company, the Guarantors party thereto from time to time, and the Trustee.

The Company hereby gives you notice pursuant to Section 2(b) of the Deposit Agreement that it is depositing with the Agent Security Documents as required by Section 11.2(a) of the Indenture. Such Security Documents constitute “Additional Collateral Documents” under the Deposit Agreement and are attached hereto and consist of the following:

[                                                 ]

The jurisdictions in which such Security Documents are to be filed in accordance with the Indenture are the following:

[                                    ]

Dated: [ ]	Dan River Inc.

By:
Name: Title:

EXHIBIT C

FORM OF LIEN ATTACHMENT NOTICE

First American Title Insurance Company

633 Third Avenue

New York, New York 10017-6706

Attention: Christopher Burdick, Vice President and

                    National Counsel

Ladies and Gentlemen:

The undersigned, HSBC Bank USA, a New York corporation and trust company (the “Trustee”), refers to the Deposit Agreement (as in effect from time to time, the “Deposit Agreement”), dated as of April 15, 2003, among DAN RIVER INC., a Georgia corporation (the “Company”), FIRST AMERICAN TITLE INSURANCE COMPANY, as agent (the “Agent”), and the Trustee. Capitalized terms used but not defined in this Lien Attachment Notice have the meanings assigned to them in the Indenture dated as of April 15, 2003 (as such agreement may be amended, supplemented, renewed or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”), by and among the Company, the Guarantors party thereto from time to time, and the Trustee.

The Trustee hereby gives you notice pursuant to Section 3(a) of the Deposit Agreement that a Lien Attachment Date under the Indenture occurred on [DATE] [and such Lien Attachment Date was also a First Priority Date].

Dated: [ ]	HSBC Bank USA, as Trustee

By:
Name: Title: